For Immediate Release
Contact:  Stock Information Center
(866) 490- 4874

SUNSHINE SAVINGS BANK ANNOUNCES EXTENSION
 OF COMMUNITY OFFERING PERIOD AND INCREASE IN PURCHASE LIMITS

Tallahassee, FL, September 18, 2008 – Sunshine Savings Bank announced today that Sunshine Financial, Inc., its proposed holding company, has extended the community offering phase of its stock offering.  The subscription offering phase to certain depositors of the Bank and other eligible subscribers expired at 12:00 p.m., Eastern time, on September 16, 2008.  Sunshine Financial will hold all subscribers’ funds received to date, with interest on those funds continuing to accrue until the completion of the offering as disclosed in its prospectus dated August 12, 2008.

In addition, Sunshine Financial announced that it has increased the individual purchase limitation and the overall group purchase limitation of the common stock sold in the offering (688,500 shares at the minimum of the offering range and 931,500 shares at the maximum of the offering range) to 34,425 shares.  Persons who submitted orders in the subscription offering at the original maximum individual purchase limit or overall purchase limitation may increase their order by submitting an additional stock order form with full payment for the additional shares ordered. For subscribers who wish to increase their order, Sunshine Financial must receive the completed stock order form, with full payment or direct deposit account withdrawal authorization, not later than Noon, Eastern time, on September 29, 2008. Interested persons should request offering materials and return stock order forms promptly. All other eligible subscribers who properly completed and timely submitted a stock order form will be allocated the number of shares of common stock requested in their stock order form and can submit an additional order in the extended community offering, if desired.  Sunshine Financial may terminate the community offering at any time.

Sunshine Financial is offering between 688,500 and 1,071,225 shares of common stock, which is the offering range based upon an independent appraisal of its pro forma market value.  Sunshine Financial expects that it will complete the offering at or near the minimum of the offering range which represents a price to fully converted book value of approximately 50.7%.  The completion of the offering remains subject to confirmation by Sunshine Financial’s independent appraiser of its existing appraisal and receipt of final regulatory approvals, including approval of the amount of stock sold in the offering.  The completion of the stock offering is also subject to approval of the Bank’s plan of reorganization and stock issuance by the Bank’s depositor members eligible to vote at a special meeting to be held on September 25, 2008.

The terms and conditions of the community offering are more fully set forth in Sunshine Financial’s prospectus dated August 12, 2008 and prospectus supplement dated September 18, 2008. The offering is made only by the prospectus, as supplemented, and shares may only be subscribed for using the order forms provided by Sunshine Financial. Persons interested in subscribing for stock in the community offering may request a prospectus, prospectus supplement and order form by calling Sunshine Financial’s Stock Information Center at (866) 490-4874.  Interested persons should request offering materials and return order forms promptly.  If the offering is extended beyond October 31, 2008, subscribers will have the right to modify or rescind their purchase orders.

Sunshine Financial, Inc. will be the holding company for Sunshine Savings Bank upon completion of the offering.  Sunshine Savings Bank, headquartered in Tallahassee, Florida operates four full-service offices in Leon County, Florida and one full-service office in Pembroke Pines, Broward County, Florida.  As of June 30, 2008, Sunshine Savings Bank had $166 million in assets, $131 million in loans and $147 million in deposits.

When used in this press release and in future filings by Sunshine Financial with the SEC, or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases, “anticipate,” “believes,” “expects,” “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projected,” or similar expressions are intended to identify forward-looking statements.  These forward looking statements include statements regarding the proposed timing of the offering and the number of shares of common stock that Sunshine Financial expects to sell in the offering.  Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in Sunshine Financial’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Sunshine Financial’s market area, changes in the position of banking regulators on the adequacy of our allowance for loan losses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

Sunshine Financial wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investing activities, and competitive and regulatory factors, could affect Sunshine Financial’s financial performance and could cause Sunshine Financial’s actual results for future periods to differ materially from those anticipated or projected.

Sunshine Financial does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.
This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus.  The shares of common stock offered by Sunshine Financial are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.